SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant:  ☒                             Filed by a Party other than the Registrant:  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

Lindsay Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

LINDSAY CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

January 28, 2013

The Annual Meeting of Stockholders of Lindsay Corporation (the “Company”) will be held at the Company’s corporate offices at 2222 North 111th Street, Omaha, Nebraska, on Monday, January 28, 2013, at 8:30 a.m., Central Standard Time, for the following purposes:

(1)	To elect three (3) directors for terms ending in 2016.

(2)	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2013.

(3)	To take a non-binding vote on a resolution to approve the compensation of the Company’s most highly paid executive officers.

(4)	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

A Proxy Statement setting forth important information with respect to each of the matters being submitted to the stockholders is enclosed with this Notice of Annual Meeting.

Only stockholders holding shares of the Company’s common stock of record at the close of business on December 3, 2012 are entitled to notice of, and to vote at, the Annual Meeting. The Board of Directors is soliciting proxies to vote on behalf of all stockholders, whether or not they expect to be present at the Annual Meeting. Each stockholder is encouraged to vote by proxy on the internet or by telephone as instructed on the enclosed proxy card or by completing the enclosed proxy card and mailing it in the return envelope enclosed for that purpose. Even if you vote by proxy on the internet, by telephone or by mail, you may revoke your proxy at any time prior to the Annual Meeting, and stockholders who are present at the Annual Meeting may withdraw their proxies and vote in person.

By Order of the Board of Directors

/s/ ERIC R. ARNESON
Eric R. Arneson, Secretary

Omaha, Nebraska

December 17, 2012

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER SOLICITATION FOR PROXIES TO ENSURE A QUORUM AT THE ANNUAL MEETING.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of

Stockholders to be Held on January 28, 2013. The Proxy Statement for this Annual Meeting and Annual Report are available online at http://www.lindsayannualmeeting.com.

LINDSAY CORPORATION

PROXY STATEMENT

for

2013 ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of Lindsay Corporation (the “Company”) to be held on Monday, January 28, 2013, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Only record holders of the Company’s common stock at the close of business on December 3, 2012 are entitled to vote at the Annual Meeting.

The accompanying proxy is solicited on behalf of the Board of Directors of the Company and is revocable at any time before it is exercised by written notice of revocation delivered to the Secretary of the Company or by filing a later dated proxy with him. Furthermore, stockholders who are present at the Annual Meeting may withdraw their proxies and vote in person. All shares of the Company’s common stock represented by properly executed and unrevoked proxies will be voted by the Board of Directors of the Company in accordance with the directions given therein. Where no instructions are indicated, proxies will be voted in accordance with the recommendation of the Board of Directors with respect to each of the proposals set forth in this Proxy Statement for consideration at the Annual Meeting. Shares of common stock entitled to vote and represented by properly executed, returned and unrevoked proxies will be considered present at the Annual Meeting for purposes of establishing a quorum, including shares with respect to which votes are withheld, abstentions are cast or there are broker non-votes.

The principal executive offices of the Company are located at 2222 North 111th Street, Omaha, Nebraska 68164.

This Proxy Statement and the proxy cards are first being mailed to stockholders on or about December 19, 2012.

Voting Securities and Beneficial Ownership

Thereof by Principal Stockholders, Directors and Officers

At the record date, there were 12,832,462 shares of the Company’s common stock issued and outstanding. Each share of common stock is entitled to one vote upon each matter to be voted on at the Annual Meeting. There is no cumulative voting with respect to the election of directors.

The following table sets forth, as of December 3, 2012, the beneficial ownership of the Company’s common stock by each director, by each nominee to become a director, by each of the executive officers named in the Summary Compensation Table (the “Named Executive Officers”), and by all current executive officers and directors of the Company as a group. The shares beneficially owned by executive officers and directors of the Company represent approximately 2.3% of the total shares outstanding on the record date and entitled to vote at the Annual Meeting. The Board of Directors believes that all of these shares will be present at the Annual Meeting and will be voted in accordance with the recommendation of the Board of Directors with respect to each proposal being considered at the Annual Meeting. In addition, executive officers, directors and nominees to become a director are deemed to beneficially own shares which they may acquire upon the exercise of vested stock options or options that will vest within 60 days of the record date. These shares are not outstanding and may not be voted at the Annual Meeting. The following table also sets forth the beneficial ownership of the Company’s common stock by each other stockholder believed by the Company to beneficially own more than 5% of the outstanding shares of the Company’s common stock.

Name	Number of Shares Beneficially Owned(1)		Percent of Class
Directors and Executive Officers

Howard G. Buffett, Director	31,266	(2)	*

Michael N. Christodolou, Director and Chairman of the Board	21,754	(2)	*

W. Thomas Jagodinski, Director	3,828	(2)	*

J. David McIntosh, Director	18,632	(2)	*

Michael C. Nahl, Director	6,508	(2)	*

Michael D. Walter, Director	5,528	(2)	*

William F. Welsh II, Director	16,508	(2)	*

Richard W. Parod, Director, President and Chief Executive Officer	172,062	(2)	1.3%

James C. Raabe, Vice President and Chief Financial Officer	2,274	(2)	*

David B. Downing, President—International Operations	19,292	(2)	*

Barry A. Ruffalo, President—Irrigation Business	7,848	(2)	*

Steven S. Cotariu, President—Infrastructure Business	4,530	(2)	*

All executive officers and directors as a group (12 persons)	309,990	(2)	2.4%

Other Stockholders

Neuberger Berman Management, LLC(3)	1,346,655		10.5%

BlackRock Fund Advisors(4)	899,600		7.0%

The Vanguard Group, Inc.(5)	730,612		5.7%

*	Represents less than 1% of the outstanding shares of the Company’s common stock.
(1)	Each stockholder not shown as being part of a group owns all outstanding shares directly and has sole voting and investment power over such shares, or shares such power with a spouse.
(2)

Includes 5,062; 0; 0; 10,124; 0; 0; 0; 2,685; 752; 537; 537; 537 and 20,234 shares which may be acquired currently or within 60 days of December 3, 2012 pursuant to the exercise of options by Messrs. Buffett, Christodolou, Jagodinski, McIntosh, Nahl, Walter, Welsh, Parod, Raabe, Downing, Ruffalo, Cotariu, and the current executive officers and directors as a group, respectively.

(3)	The address for this stockholder is 605 Third Avenue, New York, NY 10158-3698.
(4)	The address for this stockholder is 40 East 52nd Street, New York, NY 10022.
(5)	The address for this stockholder is 100 Vanguard Boulevard, Malvern, PA 19355.

Section 16(a) Beneficial Ownership

Reporting Compliance

The rules of the Securities and Exchange Commission require the Company to disclose the identity of directors and executive officers and of beneficial owners of more than 10% of the Company’s common stock who did not file on a timely basis reports required by Section 16 of the Securities Exchange Act of 1934, as amended. Based solely on review of copies of those reports received by the Company, or written representations from reporting persons, the Company believes that all directors, executive officers and 10% beneficial owners complied with all filing requirements applicable to them during the Company’s fiscal year ended August 31, 2012.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Bylaws require that the Board of Directors be divided into three classes that are elected to the Board on a staggered basis for three year terms. At the Annual Meeting, the terms of three directors will terminate and stockholders will be voting on nominees to fill these three positions on the Board. Accordingly, the Board of Directors, upon recommendations made by the Corporate Governance and Nominating Committee, has nominated Howard G. Buffett, Michael C. Nahl and William F. Welsh II to serve as directors for terms ending in 2016. Messrs. Buffett, Nahl and Welsh are current directors of the Company. All of Messrs. Buffett, Nahl and Welsh have expressed an intention to serve, if elected, and the Board of Directors knows of no reason why any of them might be unavailable to continue to serve, if elected. There are no arrangements or understandings between Messrs. Buffett, Nahl and Welsh and any other person pursuant to which they were nominated to serve on the Board of Directors.

The election of a director requires the affirmative vote of a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote. Consequently, votes withheld and broker non-votes with respect to the election of directors will have no impact on the election of directors. If any of Messrs. Buffett, Nahl or Welsh is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute nominee as the Corporate Governance and Nominating Committee may recommend to the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF MESSRS. BUFFETT, NAHL AND WELSH AS DIRECTORS OF THE COMPANY WITH TERMS ENDING IN 2016.

Board of Directors and Committees

The following sets forth certain information regarding the directors of the Company, including the three directors who have been nominated to serve for new terms expiring in 2016. Information is also provided concerning each director’s specific experience, qualifications, attributes or skills that led the Board of Directors to conclude that each of them should serve as a director of the Company. The Board of Directors has determined that each of Messrs. Buffett, Christodolou, Jagodinski, McIntosh, Nahl, Welsh, and Walter are independent directors of the Company under the listing standards adopted by the New York Stock Exchange.

NOMINEES FOR ELECTION—Terms to expire in 2016

Howard G. Buffett, age 58, is the President of Buffett Farms, a commercial farming operation, and President of the Howard G. Buffett Foundation, a private charitable foundation. From 1996 to 2001, Mr. Buffett served as Chairman of the Board of Directors of The GSI Group, a manufacturer of steel farm bins, commercial storage grain bins and grain silos. Prior to that time, he was the Corporate Vice President, Assistant to the Chairman and a director of the Archer Daniels Midland Company. Mr. Buffett currently serves as a director of Berkshire Hathaway, Inc. and The Coca-Cola Company and has previously served on the Board of Directors of ConAgra Foods, Inc., Coca-Cola Enterprises Inc. and AgroTech Foods. Mr. Buffett also serves as a United Nations Ambassador Against Hunger and as trustee of various non-profit organizations. Mr. Buffett has been a director of the Company since 1995 and is a member of the Corporate Governance and Nominating Committee. Mr. Buffett’s extensive board experience and his philanthropic experience with numerous humanitarian and environmental conservation projects, along with his knowledge of farming operations and broad international socio-economic issues, provide him with the relevant experience to serve on the Company’s Board of Directors.

Michael C. Nahl, age 70, is the retired Executive Vice President and Chief Financial Officer of Albany International Corp., the world’s largest manufacturer of custom-designed engineered fabrics called paper machine clothing. Mr. Nahl joined Albany International Corp. in 1981 as Group Vice President, Corporate, served as Senior Vice President and Chief Financial Officer from 1983 to 2005 and was appointed as Executive Vice President in 2005. Mr. Nahl retired as Executive Vice President and Chief Financial Officer of Albany International Corp. in September 2009. Mr. Nahl currently serves as Managing Director of MCN Asset Management, LLC, a private asset management company, and as Managing Director of Utility Transport LLC, a company that rents power line repair vehicles to companies which service the electrical power industry. Mr. Nahl is a director of GrafTech International Ltd. and Trans World Entertainment Corporation. Mr. Nahl has been a director of the Company since 2003 and is a member of the Audit Committee. Mr. Nahl’s experience as a senior financial executive of a multinational public company and as chairman of the audit committee of two public companies (previously at Lindsay Corporation and currently at GrafTech International Ltd.), along with his knowledge of international operations and foreign currency exchange rate risks, provide him with the relevant experience to serve on the Company’s Board of Directors. These experiences have given Mr. Nahl an understanding of accounting principles, internal controls and audit committee functions; as a result the Board has determined that he qualifies as an audit committee financial expert.

William F. Welsh II, age 71, is the retired Chairman of Election Systems & Software, Inc., a provider of specialized election equipment and software. Mr. Welsh served as President and Chief Executive Officer of Election Systems & Software, Inc. from 1995 to 2002. From 2000 to 2003, Mr. Welsh served as Chairman of the Board of Directors of Election Systems & Software. Mr. Welsh currently serves as the Chairman of the Board of Directors of Ballantyne Strong Inc. Mr. Welsh has been a director of the Company since 2001 and serves as the Chairman of the Compensation Committee. He is also a member of the Audit Committee and the Corporate Governance and Nominating Committee. Mr. Welsh’s prior executive level leadership experience and chief executive officer experience, along with his extensive knowledge of the irrigation and infrastructure markets, provide him with the relevant experience to serve on the Company’s Board of Directors. These experiences have given Mr. Welsh an understanding of accounting principles, internal controls and audit committee functions; as a result the Board has determined that he qualifies as an audit committee financial expert.

DIRECTORS CONTINUING IN OFFICE

Michael N. Christodolou, age 51 (current term to expire in 2014), is the Manager of Inwood Capital Management, LLC, an investment management firm he founded in 2000. From 1988 to 1999, Mr. Christodolou was employed by Barbnet Investment Co., formerly Taylor & Co., an investment consulting firm providing services to certain entities associated with members of the Bass family of Fort Worth, Texas. Mr. Christodolou previously served on the Board of Directors of XTRA Corporation from 1998 until 2001 when it was acquired by

Berkshire Hathaway Inc. Mr. Christodolou has been a director of the Company since 1999 and currently serves as the Chairman of the Board of Directors. He is also the Chairman of the Company’s Corporate Governance and Nominating Committee and serves as a member of both the Audit Committee and the Compensation Committee. Mr. Christodolou has over 29 years experience in investment management and working with the management teams and boards of public companies on matters including corporate strategy, capital structure and mergers and acquisitions. His knowledge of the investment and capital markets and his experience as a director of public companies provide him with the relevant experience to serve on the Company’s Board of Directors. These experiences have given Mr. Christodolou an understanding of accounting principles, internal controls and audit committee functions; as a result the Board has determined that he qualifies as an audit committee financial expert.

W. Thomas Jagodinski, age 56 (current term to expire in 2014), is the retired President and Chief Executive Officer of Delta and Pine Land Company, a leader in the cotton seed industry. Mr. Jagodinski was President, Chief Executive Officer and Director of Delta and Pine Land Company from September 2002 until June 2007 when the company was acquired by another company. From 1991 to 2002, he served in various executive roles at Delta and Pine Land Company including Senior Vice President, Chief Financial Officer and Treasurer. Mr. Jagodinski served on the Board of Directors and as Audit Committee Chair of Solutia Inc. from 2008 until July 2012 and currently serves as Chairman of the Board of Directors of Phosphate Holdings, Inc. Mr. Jagodinski has been a director of the Company since 2008 and is the Chairman of the Audit Committee. Mr. Jagodinski’s experience in public accounting and as a chief executive officer, chief financial officer and director of public companies, along with his experience in risk management and compliance oversight, provide him with the relevant experience to serve on the Company’s Board of Directors. These experiences have given Mr. Jagodinski an understanding of accounting principles, internal controls and audit committee functions; as a result the Board has determined that he qualifies as an audit committee financial expert.

J. David McIntosh, age 69 (current term to expire in 2014), is the retired Executive Vice President of The Toro Company, a manufacturer of turf maintenance equipment and precision irrigation systems. Mr. McIntosh served as Group Vice President of Professional and International Business Divisions of The Toro Company from 1996 until August 1998 when he was appointed Executive Vice President. Mr. McIntosh had been employed by The Toro Company for 26 years prior to retiring on January 31, 2002. Mr. McIntosh has been a director of the Company since 2002 and is a member of the Corporate Governance and Nominating Committee and the Compensation Committee. Mr. McIntosh’s experience as a senior executive of a public company, along with his knowledge of manufacturing operations, the irrigation business and international markets, provide him with the relevant experience to serve on the Company’s Board of Directors.

Richard W. Parod, age 59 (current term to expire in 2015), is the President and Chief Executive Officer of the Company, a position he has held since April 2000. Prior to joining the Company, Mr. Parod served as the Vice President and General Manager of Toro Irrigation, a division of The Toro Company, from 1997 to March 2000. From 1993 to 1997, he was an executive officer of James Hardie Irrigation, serving as President of that company from 1994 to 1997. Mr. Parod has also been a director of the Company since 2000 and is the only executive officer of the Company serving on the Board of Directors. As the Company’s chief executive for the past 12 years, Mr. Parod has gained an extensive knowledge of the Company’s operations and lines of business, its long-term strategies and domestic and international growth opportunities which provide him with the relevant experience to serve on the Company’s Board of Directors.

Michael D. Walter, age 63 (current term to expire in 2015), is the President of Mike Walter & Associates, a risk management consulting firm providing strategic guidance in general business and economic trends. Prior to forming Mike Walter & Associates in 2006, Mr. Walter served in various leadership positions with ConAgra Foods, a large agribusiness conglomerate headquartered in Omaha, Nebraska, including his most recent position of Senior Vice President, Economic & Commercial Affairs. Mr. Walter also serves on the Board of Directors of AgroTech Foods and Richardson International. Mr. Walter previously served on the Board of Directors of the Chicago Board of Trade from 2000 until 2007. Mr. Walter has been a director of the Company since 2009 and is a member of the Audit Committee and the Compensation Committee. Through his experience as a senior executive at ConAgra Foods and as a director of various companies in the agribusiness and commodities markets, Mr. Walter has gained significant experience in risk management oversight, strategic development and management of public and governmental affairs, all of which provide him with the relevant experience to serve on the Company’s Board of Directors. These experiences have given Mr. Walter an understanding of accounting principles, internal controls and audit committee functions; as a result the Board has determined that he qualifies as an audit committee financial expert.

Information regarding executive officers of the Company is found in the Company’s Annual Report which has been supplied with this Proxy Statement.

Corporate Governance

The Board of Directors operates pursuant to the provisions of the Company’s Certificate of Incorporation and Bylaws as well as a set of Corporate Governance Principles which address a number of items, including the qualifications for serving as a director, the responsibilities of directors and board committees and the compensation of directors. The Company has adopted a Code of Ethical Conduct that applies to the Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and Corporate Controller, as required by Section 406 of the Sarbanes-Oxley Act of 2002. Additionally, the Company maintains a Code of Business Conduct and Ethics for all persons associated with the Company, including its directors, officers and employees, that complies with the listing standards adopted by the New York Stock Exchange. Both of these codes and the Company’s Corporate Governance Principles are available on the Company’s website at http://www.lindsay.com and are available in print to any stockholder who submits a request in writing to the Secretary of the Company.

The Board of Directors conducts its business through meetings and actions taken by written consent in lieu of meetings. During the fiscal year ended August 31, 2012, the Board of Directors held six meetings. Each director attended at least 75% of the meetings of the Board of Directors and of the committees of the Board of Directors on which he served during fiscal 2012.

The Company’s independent directors normally meet in executive session at each regularly scheduled Board meeting. The Chairman of the Board, currently Mr. Christodolou, an independent director, serves as the presiding director at each executive session of the independent directors.

Board Leadership Structure

The Company’s Corporate Governance Principles provide that the position of Chairman of the Board of Directors be held by an independent director and, accordingly, the same individual cannot serve as both the Chairman of the Board and as the Company’s Chief Executive Officer. This policy is designed to facilitate the ability of the Board of Directors to perform the important functions of providing independent oversight of management and to address risks faced by the Company. This policy also allows the Chairman to convene executive sessions with independent directors without the need for a separate director to discharge the role of a presiding director.

Board’s Role in Risk Oversight

Management has the primary responsibility for identifying and managing the risks to which the Company is subject, under the oversight of the Board of Directors. Among other things, the Board of Directors considers risks presented by business strategy, competition, regulation, compensation plans, global economic conditions, general industry trends including the disruptive impact of technological change, capital structure and allocation, and mergers and acquisitions. The Board of Directors as a whole has the primary responsibility for performing this oversight function. The Company’s three standing committees are also responsible for the assessment of risks associated with the general subject matters for which those standing committees have responsibility. The Board’s risk oversight process includes close interaction with the Company’s internal auditor and is facilitated by an annual risk assessment prepared by management. The Company has engaged the accounting firm of Ernst & Young to perform the Company’s internal audit function, supplemented by the Company’s internal auditor. Ernst & Young reports to the Audit Committee for this purpose. The goal of the Board’s risk evaluation process is to identify any activities that create risks that may not be appropriate for the Company, quantify the magnitude of these risks and work with management to develop a plan to mitigate these risks.

Committees of the Board of Directors

The Board of Directors has established an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee.

Audit Committee. The primary purpose of the Audit Committee is to assist the Board of Directors in the oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of the Company’s internal audit function. The Audit Committee is responsible for selecting, compensating and evaluating the Company’s independent auditor. Specific functions performed by the Audit Committee include reviewing periodically with the independent auditor the performance of the services for which they are engaged, reviewing the scope of the annual audit and its results, reviewing the Company’s annual financial statements and quarterly financial statements with management and the independent auditor, reviewing the scope and results of the Company’s internal auditing function, and reviewing the adequacy of the Company’s internal accounting controls with management and the independent auditor. The Audit Committee operates under a written charter adopted by the Board of Directors which is available on the Company’s website at http://www.lindsay.com and is available in print to any stockholder who submits a request in writing to the Secretary of the Company. The charter meets the requirements of the listing standards adopted by the New York Stock Exchange.

The Audit Committee is comprised of Directors Jagodinski (Chairman), Christodolou, Nahl, Walter and Welsh, each of whom has been determined to be independent by the Board of Directors under the rules of the Securities and Exchange Commission and under the listing standards adopted by the New York Stock Exchange. In addition, the Board of Directors has determined that each of Messrs. Christodolou, Jagodinski, Nahl, Walter and Welsh qualify as an “audit committee financial expert” under the rules of the Securities and Exchange Commission. The Committee held ten meetings during fiscal 2012.

Compensation Committee. The Compensation Committee reviews and approves the Company’s compensation policies, benefit plans, employment agreements, salary levels, bonus payments, and awards pursuant to the Company’s management incentive plans for its executive officers and other elected officers. The Compensation Committee approves all individual grants and awards under the Company’s long-term equity incentive plans. It also reviews compensation for non-employee directors and recommends changes to the Board. The Compensation Committee is specifically responsible for determining the compensation of the Company’s Chief Executive Officer and conducts an annual performance evaluation of the Chief Executive Officer. The Company’s Chief Executive Officer makes recommendations to the Compensation Committee regarding the compensation paid to executive officers and other elected officers. However, the final authority for setting executive officer compensation rests with the Compensation Committee. The Compensation Committee has the discretion to delegate specific responsibilities to the Committee Chair, any other Committee member(s) or subcommittees as the Compensation Committee may establish from time to time.

The Compensation Committee has periodically retained external compensation consulting firms to assist and advise it on particular matters. For fiscal 2012, the Company received compensation consulting services from Farient Advisors LLC (“Farient”). Farient was engaged directly by the Compensation Committee, but their fees were paid by the Company. The nature and scope of Farient’s engagement with respect to the Compensation Committee’s decisions regarding executive and director compensation are described under “Compensation Discussion and Analysis” found later in this Proxy Statement.

The Compensation Committee operates under a written charter adopted by the Board of Directors which is available on the Company’s website at http://www.lindsay.com and is available in print to any stockholder who submits a request in writing to the Secretary of the Company. The charter meets the requirements of the listing standards adopted by the New York Stock Exchange. The Compensation Committee is comprised of Directors Welsh (Chairman), Christodolou, McIntosh and Walter, each of whom has been determined to be independent by the Board of Directors under the listing standards adopted by the New York Stock Exchange. The Committee held seven meetings during fiscal 2012.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is responsible for making recommendations to the Board of Directors of persons to serve as directors of the Company and as chairmen and members of committees of the Board of Directors and for reviewing and recommending changes in the general Corporate Governance Principles of the Company. It also oversees the annual evaluation by the Board of Directors to determine whether the Board and its committees are functioning effectively. The Corporate Governance and Nominating Committee operates under a written charter adopted by the Board of Directors which is available on the Company’s website at http://www.lindsay.com and is available in print to any stockholder who submits a request in writing to the Secretary of the Company. The charter meets the requirements of the listing standards adopted by the New York Stock Exchange.

The Corporate Governance and Nominating Committee identifies nominees to serve as a director of the Company primarily through suggestions made by directors. The Corporate Governance and Nominating Committee will consider director nominees for the 2014 Annual Meeting recommended by stockholders which are submitted in writing, complete with biographical and business experience information regarding the nominee, to the Secretary of the Company by August 21, 2013. Candidates for directors are evaluated based on their independence, character, judgment, diversity of experience, financial or business acumen, ability to represent and act on behalf of all stockholders, and the needs of the Board. The Corporate Governance and Nominating Committee does not have a formal policy on diversity with regard to consideration of director nominees, but the Corporate Governance and Nominating Committee considers diversity in its selection of nominees and seeks to have a Board that reflects a diverse range of views, backgrounds and experience. The Corporate Governance and Nominating Committee uses the same criteria to evaluate its own nominees for director as it does for persons nominated by Company stockholders.

The Corporate Governance and Nominating Committee is comprised of Directors Christodolou (Chairman), Buffett, McIntosh and Welsh, each of whom has been determined to be independent by the Board of Directors under the listing standards adopted by the New York Stock Exchange. The Committee held three meetings during fiscal 2012.

Related Party Transactions.

The Board of Directors has adopted a written policy regarding the review, approval or ratification of related party transactions. Under the policy, all such related party transactions must be pre-approved by the Audit Committee or ratified by the Audit Committee if pre-approval is impracticable. Under the policy, certain transactions are excluded from the definition of related party transaction, including (i) transactions available to all employees generally, (ii) director and officer compensation approved by the Compensation Committee and/or Board of Directors, as applicable, (iii) transactions in the ordinary course of the Company’s business that are on substantially the same terms as those prevailing at the time for comparable products and services to unrelated third parties, and (iv) certain transactions with other companies where the related party’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 5% of that company’s shares, if the aggregate amount involved during the fiscal year does not exceed the greater of $1,000,000 or 2% of that company’s total annual revenues. In determining whether to approve or ratify a related party transaction, the Audit Committee will consider, among other factors, whether the terms of the transaction are fair to the Company, whether the transaction would present an improper conflict of interest for any director, officer or other related party, or whether the transaction would impair the independence of an outside director. Any Audit Committee member who has an interest in a transaction under discussion must abstain from voting on the proposed transaction.

Since the beginning of fiscal 2012, The Howard G. Buffett Foundation, a private charitable foundation of which Howard Buffett is President, has purchased $245,502 of irrigation equipment from the Company. These transactions were at prices in accordance with the Company’s pricing policy for qualifying charitable, nonprofit, educational and research organizations.

Compensation Discussion and Analysis

Compensation Philosophy and Overview. The overall goal of the Company’s compensation policy is to maximize stockholder value by attracting, retaining and motivating the executive officers that are critical to its long-term success. The Board’s Compensation Committee (the “Committee”) believes that executive compensation should be designed to promote both the short-term and long-term economic goals of the Company. Accordingly, an important component of the Committee’s compensation philosophy is to closely align the financial interests of the Company’s executive officers with those of the Company’s stockholders. The Board of Directors and the Committee take several measures to monitor this degree of alignment, which include conducting a non-binding “say on pay” vote at each annual meeting of the Company’s stockholders. Stockholders have approved the non-binding “say on pay” resolution by a vote of more than 98% of the votes cast on this proposal at each of the Company’s last two annual meetings held in 2011 and 2012. While the Committee considered the 2011 and 2012 “say on pay” voting results in establishing fiscal 2012 and fiscal 2013 compensation, respectively, no specific actions were deemed necessary as the Committee believed the results of the 2011 and 2012 “say on pay” votes were a confirmation that stockholders were in general agreement with the Committee’s compensation philosophy. The Committee will continue to consider the “say on pay” voting results and other feedback provided from the Company’s stockholders when making future compensation decisions concerning the Company’s executive officers.

In order to implement its compensation philosophy, the Committee has determined that the total compensation program for executive officers should consist of the following components:

•	Base salaries to reflect responsibility, experience, tenure and performance of key executives, as well as the scarcity of qualified executives for key positions;

•	Annual cash incentive awards to reward performance against short-term corporate, business unit and/or individual objectives;

•	Long-term equity incentive compensation to emphasize longer-term strategic objectives and align the interests of executives with those of stockholders; and

•	Other benefits as appropriate to be competitive in the market place.

It has been the intent of the Committee that executive salaries, target annual incentive opportunities and target long-term incentive values be targeted at the median of manufacturing and general industry companies of similar size to the Company (measured by annual revenues) for comparable positions, based on available peer group and survey data, with variation due to differences in executive skill levels and experience, the executive’s role and internal fairness with other positions and roles within the Company.

The Committee’s practice is to regularly compare the Company’s executive compensation program with those provided by similar companies. The Committee annually compares the named executive officers’ general compensation levels against available market data and then also perform an in-depth review of the entire compensation program every three years in order to comprehensively review the Company’s long and short term compensation strategies, award mixes and performance metrics. In March 2011, the Compensation Committee engaged the independent compensation consulting firm of Farient Advisors LLC (“Farient”) to simultaneously conduct both of the aforementioned comparison reviews to assist the Committee in establishing executive compensation for fiscal 2012 and in adjusting the Company’s overall compensation program. Farient was engaged directly by the Compensation Committee, but its fees were paid by the Company. For fiscal 2012, all compensation consulting services were approved by the Committee and Farient did not provide additional services to the Company or its affiliates.

In conducting its review and analysis, Farient used a combination of proxy data from peer companies and survey composite data, with each being weighted equally for purposes of establishing benchmark compensation levels. The survey composite data was obtained from the 2010 Mercer U.S. Executive Benchmark Database using two revenue cuts weighted equally (revenues below $500 million and revenues from $500 million to $1 billion). The peer group was established using the following criteria: (i) U.S. based company listed on a major U.S. exchange; (ii) similar industry, with a qualitative assessment of business fit; (iii) revenue for the most recent fiscal year of between $175 million and $800 million; and (iv) similar business and organizational complexity, focusing on companies having international revenue in excess of 25% of total revenue and having at least two distinct operating segments. The selected revenue range was approximately one-half to two times the Company’s revenue for its most recently completed fiscal year, resulting in a peer group where the Company’s revenue was around the peer group median revenue. Based on these criteria, the following peer group was established for fiscal 2012:

Alamo Group, Inc.	Commercial Vehicle Group, Inc.	MFRI, Inc.
Ampco-Pittsburgh Corp.	Federal Signal Corp.	NN, Inc.
Astec Industries Inc.	Graco, Inc.	Robbins & Myers, Inc.
CIRCOR International, Inc.	Kaydon Corp.	RBC Bearings, Inc.
Columbus McKinnon Corp.	Lydall, Inc.	Twin Disc Inc.

Since the Company does not have a large and generally recognized group of peer companies, Farient deemed it appropriate to use a mix of proxy data from peer companies and composite survey data. The Committee intends to conduct an annual review of the peer group composition.

Based on its comprehensive review and analysis, Farient recommended various changes to the Company’s fiscal 2012 executive compensation program. While the Committee did not change its overall compensation philosophy, the Committee considered Farient’s recommendations and made certain changes to its fiscal 2012 executive compensation program in order to position each component of compensation (and total direct compensation) for each executive at approximately the median of the Farient competitive market data. The primary changes to the Company’s fiscal 2012 executive compensation program were as follows:

•	Some, but not all, of the Named Executive Officers received a slight increase in base salary (none receiving an increase in excess of 4%).

•	Target cash incentive award opportunities were increased by 5% of base salary for each of the Named Executive Officers.

•

Adjustments were made in the weighting of the financial metrics for the short-term cash incentive program for fiscal year 2012 to enhance the focus on growth and to reduce the focus on working capital management. This was deemed to be consistent with the Company’s current strategic focus. The weighting of each metric was adjusted as follows:

•	Revenue—50% (increased from 40%)

•	Operating Margin—40% (no change)

•	Average Working Capital to Sales—10% (reduced from 20%)

•	The following changes were made with respect to long-term incentive plan design:

•

Delivery of target value through an equal mix of restricted stock units (RSUs), performance stock units (PSUs) and stock options (historically, the allocation had been 70% PSUs and 30% RSUs). The Committee chose to add stock options to the mix in order to enhance the long-term incentive plan’s perceived value to employees and to reduce the emphasis on goal-setting for the PSUs which can be difficult given the cyclical nature of the Company’s business. The Committee believes that the new mix of RSUs, PSUs and stock options will continue to promote sustained long-term performance, goal alignment and retention. The addition of stock options was also consistent with the pay practices of the Company’s peer group companies.

•

The target long-term incentive award opportunities increased for most Named Executive Officers, most notably for Mr. Parod who saw an increase in the value of his target award from $515,000 in fiscal 2011 to $1,000,000 in fiscal 2012 to bring his long-term incentive and overall compensation to median levels.

•

The PSU performance metrics were modified to change the calculation of revenue growth from average annual growth to cumulative growth over the three-year performance cycle. The rationale for this change was to provide a better performance measure by reducing short-term distortion caused by cyclical variations in the Company’s revenue.

•	The PSU performance metrics were modified to allow for partial PSU awards in cases where the Company does not meet threshold performance levels for both metrics.

In addition to reviewing the compensation of executive officers against the competitive market, the Committee also considers recommendations from the Company’s President and Chief Executive Officer regarding the total compensation for executive officers. Further, the Committee considered the historical compensation of each executive officer, from both a total compensation and a component by component basis, in setting the fiscal year 2012 compensation for the executive officers. The Committee is of the view that awards of annual and long-term incentive compensation awarded to executive officers should be adjusted in the event of restatements of the Company’s financial results. Accordingly, the Committee has adopted a policy that allows recoupment or repayment of annual and long-term compensation payments made to executive officers during the three years preceding the restatement of Company financial statements to the extent such payments exceeded the amounts that would have been payable based on the restated financial results. Conversely, the policy allows for additional payments to the extent the amounts paid as annual and long-term incentive payments received in the three years preceding a restatement of Company financial statements were less than the amounts that would have been payable based on the restated financial results.

The Committee has assessed the risks that could arise from the Company’s compensation program and does not believe that the terms of this program encourage excessive risk-taking that is reasonably likely to have a material adverse effect on the Company. For example, the Company’s compensation program: (i) focuses on both short-term and long-term financial goals; (ii) utilizes a mix of financial performance goals so as to avoid over-emphasis on any one metric; (iii) is subject to a clawback policy in the event of restatements of the Company’s financial results; (iv) includes long-term incentives with a three-year vesting period; and (v) contains caps on the maximum incentive payouts.

2012 Executive Compensation Program. The Company’s fiscal year 2012 compensation program for its executive officers, including the executive officers named in the Summary Compensation Table included in this Proxy Statement, consisted of four basic components, which are (i) base salary, (ii) annual cash incentive awards, (iii) long-term incentive compensation and (iv) other employee benefits. The purposes of each of these components of executive compensation, and the manner in which compensation for fiscal 2012 under these components was determined by the Committee for executive officers are as follows:

Base Salary. Base salaries are designed to provide executive officers with a competitive level of fixed compensation that is commensurate with the executive officer’s individual responsibility, experience, tenure and general performance of duties. Base salary levels are also subject to competitive pressures faced by the Company for attracting and retaining qualified executives to fill key positions in the different geographic regions where the Company’s executives reside. The Committee considers peer group and compensation survey information regarding base salary levels for executive officers with comparable positions and responsibilities in similar companies in order to maintain base salaries at competitive levels. In general, the Committee evaluates each executive officer’s base salary on an annual basis to determine if an increase from the prior year’s base salary is justified based on these criteria and considerations. In the case of Mr. Parod, base salary was initially established by the terms of his employment agreement and is subject to annual increases as determined by the Committee.

In the first quarter of fiscal 2012, the Committee established the base salaries for each of the Named Executive Officers. With respect to the base salaries of Named Executive Officers other than Mr. Parod, the Committee considered Mr. Parod’s recommendations for salary adjustments and competitive salary information included in Farient’s report on executive compensation. Mr. Parod made his recommendations for salary adjustments primarily based on individual performance and the Farient report. The Committee also took note that the recommended salaries were consistent with its policy of establishing base salary levels for its executive officers at levels that approximate the median salaries paid to persons holding comparable positions by manufacturing and general industry companies with annual revenues similar to those of the Company. With respect to Mr. Parod, the Committee considered the competitive salary information included in Farient’s report on executive compensation, the Company’s performance and Mr. Parod’s personal performance and concluded that an increase in his base salary of $16,000 (or 3.1%) was appropriate.

Annual Cash Incentive Awards. The Company paid annual cash incentive awards to its executive officers under a Management Incentive Plan for fiscal 2012 (the “2012 MIP”) that was adopted by the Committee pursuant to the terms of the Company’s 2009 Management Incentive Umbrella Plan which was approved by the stockholders at the Company’s annual stockholder meeting in 2009. The Company used annual cash payments under the 2012 MIP primarily to encourage its executive officers to achieve specific short-term financial goals of the Company generally and, in some cases, for achievement of the Company’s financial results in certain market segments. In addition, a portion of the annual cash incentives is designated to reward individual performance objectives of each executive officer participating in the 2012 MIP. The Committee adopted the 2012 MIP and established the financial and individual goals for executive officers under the 2012 MIP during the first quarter of fiscal 2012.

The financial performance component accounted for 80% of each Named Executive Officer’s potential annual cash incentive. This component consisted of three subcomponents: revenue, operating margin and average working capital to sales. For each of Messrs. Cotariu, Downing and Ruffalo, the financial performance component was split equally between consolidated Company financial performance and the financial performance (also based on revenue, operating margin and average working capital to sales) of their respective business units. For purposes of the 2012 MIP, (i) revenue was defined as the Company’s fiscal 2012 operating revenues, (ii) operating margin was defined as the Company’s fiscal 2012 operating income divided by fiscal 2012 operating revenues, and (iii) average working capital to sales was defined to include two key components of working capital: average month end inventories plus average month end accounts receivable divided by fiscal 2012 operating revenues. The average working capital to sales subcomponent, which was designed as a measure of the Company’s utilization of its working capital, is calculated using the average of an entire 12 months worth of information in order to reduce any distortion caused by the seasonal nature of the Company’s business. Each of the three subcomponents was calculated using the Company’s Consolidated Statement of Operations for the year ended August 31, 2012, net of any effect of acquisitions made during fiscal 2012. The Committee chose to use revenue and operating margin as the primary financial performance measures for determining annual cash incentive awards under the 2012 MIP because it believed that the Named Executive Officers had significant influence over these measures, that operating margin and revenue align the interests of officers with the creation of stockholder value and that these measures are well understood by management and stockholders. Accordingly, the revenue subcomponent was assigned a weighting of 50% by the Committee and the operating margin subcomponents was assigned a weighting of 40%, while the average working capital to sales subcomponent was assigned a weighting of 10%. Considering the manufacturing nature of the Company’s business, the Committee felt that weighting 10% of the financial performance component based on average working capital to sales would motivate the Named Executive Officers to properly manage receivables and inventory in relationship to sales. Prior to fiscal 2012, the Committee assigned weightings of 40% to each of the revenue and operating margin subcomponents and a weighting of 20% to the average working capital to sales subcomponent. The Committee decided to modify this split in fiscal 2012 to increase management’s strategic focus on growth.

In general, the Committee seeks to establish target levels for financial performance goals based on the Company’s annual budget for the relevant fiscal year as approved by the Board of Directors. The 2012 targets for revenue, operating margin and average working capital to sales were $523.7 million, 12.9% and 25.0%, respectively. Each target corresponds to the Company’s operating budget for fiscal 2012. The targets established for specific business units also corresponded to the fiscal 2012 operating budget. As noted above, each target excludes the effect of any acquisitions made during fiscal 2012.

The Committee also approved the use of individual performance objectives to determine 20% of the annual cash incentives under the 2012 MIP for each Named Executive Officer. These individual performance objectives were approved by the Committee, based on recommendations by Mr. Parod, for each Named Executive Officer according to his respective area of responsibility. Unlike the financial performance measures described above, which the Committee viewed as short-term performance measures, the individual performance objectives were designed to focus on goals or initiatives that will create longer-term value for the Company. Depending on the officer, these performance objectives relate to areas such as strategic acquisitions, lean efficiency, market development, market share growth and product development. Some of these individual performance objectives are objective and depend upon the accomplishment of specific, measurable goals such as introduction of new products, cost reduction, increased sales or increased margin. Others are subjective in nature, such as performance objectives tied to brand awareness, process improvements, the strengthening of operational capabilities or the creation or strengthening of sales and distribution channels.

The 2012 MIP established a target cash incentive amount for each Named Executive Officer (each a “Target Cash Incentive Award”). The Target Cash Incentive Award for Mr. Parod was set at 65% of his base salary (which represented an increase of 5% over his prior year target percentage of 60%). The Target Cash Incentive Award for each of Messrs. Raabe, Downing, Ruffalo and Cotariu was set at 50% of his respective base salary (which also represented an increase of 5% over each officer’s prior year target percentage of 45%). The Committee approved these increases to bring target cash incentive levels generally in line with the median of the Farient competitive market data. In each case, a Target Cash Incentive Award represents the total cash incentive a Named Executive Officer was entitled to receive if he had achieved 100% of the target levels under the financial performance component and individual performance component established for such Named Executive Officer under the 2012 MIP.

Under the 2012 MIP, a Named Executive Officer could earn a portion of his Target Cash Incentive Award if he achieved at least a threshold level of performance for any of the financial or individual performance components. Separate calculations were performed to determine the payout earned under the financial performance component and the individual performance component, and those two components were then added together to determine the final cash incentive awarded to a Named Executive Officer. The financial performance subcomponents are calculated according to a scale that provides varying percentage payouts for “threshold”, “intermediate”, “target” and “maximum” performance levels. If the Company fails to meet the “threshold” performance level for a specific financial performance subcomponent, then that Named Executive Officer will receive no payout under that specific subcomponent. Percentage payouts between the threshold, intermediate, target and maximum levels are linearly interpolated for each financial performance subcomponent. The following performance levels trigger the following percentage awards (calculated as a percentage of the Target Cash Incentive Award available under the overall Company financial performance component):

	Revenue (50%)	Average Operating Margin (40%)	Percentage of Working Capital to Sales (10%)	Target Cash Incentive Award Available for Financial Performance Subcomponent
Threshold	$261.9 million	6.5%	29.0%	15%
Intermediate	$392.8 million	9.7%	27.0%	75%
Target	$523.7 million	12.9%	25.0%	100%
Maximum	$785.6 million	14.8%	21.0%	200%

Likewise, the cash incentive awarded under the individual performance component is calculated according to a scale providing the following percentage awards (calculated as a percentage of the Target Cash Incentive Award available under the individual performance component):

Performance Level	Percentage of Target Cash Incentive Award Available for Individual Component
Does not meet objectives	0%
Meets some objectives	50%
Meets most objectives	75%
Meets all objectives	100%
Exceeds objectives	150%
Significantly exceeds objectives	200%

Both the financial and individual performance component calculations offer a range of payouts for performance that exceeds or falls short of the target level. The Committee believes that this not only provides an incentive to executives to achieve performance that exceeds expectations, but it also provides constant motivation during down cycles. By rewarding a range of performance, the Committee hoped to partially counteract the cyclical nature of the Company’s business. Likewise, the receipt of an award under one component or subcomponent is not contingent upon meeting a certain performance standard under the other component or subcomponents. For example, an executive who has met all of his individual performance objectives would still receive a payout under the individual component even if the Company failed to meet the threshold financial performance objectives. Similarly, an executive may receive a payout if the threshold level is met for a specific financial performance subcomponent even if the executive failed to meet his or her individual performance objectives and/or the Company failed to meet the threshold levels for the other financial performance subcomponents. If any sort of unplanned event should arise, the 2012 MIP gives the Committee the discretion to reduce (but not increase) the incentive payouts under the plan. The following example demonstrates how a hypothetical executive officer’s annual cash incentive payment was calculated under the 2012 MIP:

An officer receiving a base salary of $300,000 (with a target incentive percentage of 50% of his base salary) would be eligible for a Target Cash Incentive Award of $150,000. $120,000 of that amount would be attributable to the Company’s financial performance component (80% of the Target Cash Incentive Award), whereas $30,000 of that amount would be attributable to the officer’s individual performance component (20% of the Target Cash Incentive Award). If the Company generated revenues of $523.7 million, operating margin of 14.8%, an average working capital to sales ratio of 27.0%, and the officer met all of his individual performance objectives, he would receive a total cash incentive payout of $195,000, calculated as follows:

Company Financial Performance Component: $60,000A + $96,000B + $9,000C = $165,000

A	Revenue Subcomponent: $120,000 x 50% x 100% performance multiplier

B	Operating Margin Subcomponent: $120,000 x 40% x 200% performance multiplier

C	Average Working Capital to Sales Subcomponent: $120,000 x 10% x 75% performance multiplier

Individual Performance Component: $30,000 x 100% performance multiplier = $30,000

Total Cash Incentive Awarded: $165,000 + $30,000 = $195,000

During fiscal 2012, for purposes of the 2012 MIP, the Company recorded revenue of $551.3 million, operating margin of 11.9% and average working capital to sales of 26.0%. Based on these results, the overall Company Financial Performance Component payout percentage was 101% based on subcomponent payout percentages of 111%, 92% and 88% for each of the revenue (50%), operating margin (40%) and average working capital to sales (10%) subcomponents, respectively. The payout percentage for certain market financial performance components for Named Executive Officers ranged from 22% to 124%. At a meeting in October 2012, the Committee verified the attainment of these measures used for the Financial Performance Component of the 2012 MIP. In addition, after the conclusion of fiscal 2012, Mr. Parod recommended scores to the Committee for each Named Executive Officer under the Individual Performance Component of the 2012 MIP. The Committee then discussed and approved those scores, determining that the Named Executive Officers were entitled to performance multipliers under the Individual Performance Component of the 2012 MIP ranging from 77% to 100%.

Long-Term Incentive Compensation. The long-term incentive component is designed to reward the achievement of longer-term strategic objectives and align the financial interests of the Company’s executive officers with those of the Company’s stockholders. For fiscal 2012, the Committee decided to use a combination of performance stock units (“PSUs”), restricted stock units (“RSUs”) and nonqualified stock options awarded in equal thirds in order to provide the Company’s Named Executive Officers with long-term incentive compensation. The PSUs, RSUs and stock options were granted pursuant to the Company’s 2010 Long-Term Incentive Plan which was approved by the stockholders at the Company’s annual stockholder meeting in January 2010.

For fiscal 2012, the Committee again approved a target long-term incentive award for each Named Executive Officer, but chose to allocate one third of that award in the form of PSUs, one third in the form of RSUs and one third in the form of stock options. The Committee chose to add stock options to the mix in order to enhance the long-term incentive plan’s perceived value and to reduce pressure on goal-setting for the PSUs which can be difficult given the cyclical nature of the Company’s business. The Committee believes that the new mix of RSUs, PSUs and stock options will continue to promote sustained long-term performance, goal alignment and retention. The addition of stock options was also consistent with the pay practices of the Company’s peer group companies.

•

Performance Stock Units (one third of long-term incentive award amount). PSUs represent a right to receive a certain target number of shares of the Company’s common stock at a specified time in the future if certain performance objectives have been met during the specified performance period leading up to the payout of the PSU. PSUs are, therefore, designed to reward achievement of specific performance objectives over this period. Historically, the Compensation Committee has awarded PSUs with a threshold payout of 50% of the target number and a maximum payout of 200% of the target number. In addition to requiring satisfaction of the applicable threshold performance levels, PSUs are only payable if the recipient remains employed with the Company until payout occurs after the end of the performance period (or under certain circumstances involving a change in control, death or complete disability, as discussed in the “Termination Payments” section below).

•

Restricted Stock Units (one third of long-term incentive award amount). RSUs represent a right to receive a certain number of shares of the Company’s common stock at a specified time in the future, but are not conditioned upon achieving any specific performance objectives, and are only payable if the recipient remains employed by the Company at the end of the vesting period leading up to the payout of the RSU (or under certain circumstances involving a change in control, death or complete disability, as discussed in the “Termination Payments” section below). RSUs are designed primarily to encourage retention of executive officers and key employees.

•

Nonqualified Stock Options (one third of long-term incentive award amount). Nonqualified stock options represent an option to purchase shares of the Company’s common stock at an option price equal to the closing price on the New York Stock Exchange of the Company’s common stock on the grant date. Stock options will vest ratably (one-fourth each year) on November 1 of the next four calendar years following the grant date (or under certain circumstances involving a change in control, death or complete disability, as discussed in the “Termination Payments” section below). The stock options are designed to motivate executives to increase stockholder value as the stock options will only have value if our stockholders also benefit from increasing stock prices.

Under the terms of the individual award agreements, both the PSUs and RSUs awarded to Named Executive Officers for fiscal 2012 are payable in common stock and provide the Named Executive Officers with special cash dividend equivalents which entitle them to receive any special cash dividend (i.e. other than regular quarterly dividends) paid by the Company while the PSUs and RSUs are outstanding. In addition, awards under the PSUs, RSUs and stock options are subject to certain anti-dilution adjustments in the event of a stock split, stock dividend, merger or other similar corporate transaction. The Committee has adopted a policy regarding the timing of grants of PSUs, RSUs and stock options to employees which generally provides that such grants will be made on an annual basis during the first quarter or at the beginning of the second quarter of the fiscal year and at least two business days after the Company has issued its full-year earnings release for the prior fiscal year.

Each of the PSUs and RSUs has a three-year vesting period. The PSUs awarded during fiscal 2012 will not become realizable until fiscal 2015. At that point, depending upon the Company’s performance over the three-year period, the PSUs will either convert into a specified number of shares of the Company common stock or become worthless. The Committee selected a three-year performance period because measuring performance over a long period would be less affected by cyclical variations in the Company’s business and one-time events. The Committee felt that a three-year period was commonly used by similar companies for this reason. The RSUs awarded during fiscal 2012 will ratably vest over the same three-year period, with one third of the RSUs converting into Company common stock on November 1 in each fiscal year following the grant date, provided that the Named Executive Officer continues his employment with the Company. Nonqualified stock options vest ratably over a four-year period, provided that the Named Executive Officer continues his employment with the Company, and expire 10 years after the grant date.

The Committee intends that annual grants of long-term incentive awards will create a layering effect that will provide constant motivation and alignment of executive and stockholder interests extending into the future and will support executive retention. Although the Committee uses equity-based compensation in connection with the long-term incentive portion of the Company’s executive compensation program, neither the Committee nor the Company have adopted any formal stock ownership guidelines or policies for its Named Executive Officers and, accordingly, the Committee does not consider any specific guidelines in connection with establishing the levels of equity-based compensation awarded to the Company’s Named Executive Officers.

The specific terms of the PSU, RSU and stock option grants made to the Named Executive Officers for fiscal 2012 are as follows:

PSU Awards. For the previously discussed reasons, the Committee determined that one third of the long-term incentive award granted to each Named Executive Officer would consist of PSUs. Each PSU awarded in fiscal 2012 has a three-year performance period running through the end of fiscal 2014 (i.e. August 31, 2014) and will vest on November 1, 2014. Consistent with prior years, the Committee chose Revenue Growth and Return on Net Assets (“RONA”) as the performance measures to be used to determine PSU payouts for the three-year performance period. The Committee previously considered several performance measures, including measures that were tied to the Company’s stock price or the accomplishment of specific performance objectives, but decided against using stock price as a performance measure because it felt that such a plan would be susceptible to distortion from the cyclical nature of the Company’s business. Likewise, the Committee decided against the use of other performance objectives because of the difficulty in correlating such objectives to stockholder value.

Ultimately, the Committee chose to correlate PSU payouts to Revenue Growth and RONA because it determined that there was a reasonable relationship between these performance measures and stockholder value. Additionally, these performance measures could be easily quantified and calculated for the purposes of determining whether the Company had met the necessary performance requirements. The Committee assigned equal weighting to Revenue Growth and RONA for purposes of determining PSU payouts in order to drive profitable growth and focus on appropriate asset management. Additionally, the Committee was concerned that considering RONA alone could create an incentive for Named Executive Officers to unnecessarily dispose of assets in order to manage the denominator and inflate the Company’s RONA and thereby increase their PSU payout. To prevent such an occurrence, the Committee decided to use both RONA and Revenue Growth as performance measures and to weight them equally. Although the Committee feels that Revenue Growth and

RONA reasonably approximate the connection between executive performance and stockholder value, future developments could possibly prompt the Committee to make subsequent PSU awards according to different performance measures.

Prior to fiscal 2012, “Revenue Growth” was calculated as the average annual percentage increase in the Company’s consolidated operating revenues for each year during the applicable performance period. Beginning in fiscal 2012, the Committee chose to calculate Revenue Growth according to cumulative revenue growth instead of average annual revenue growth. For purposes of measuring performance, the target annual Revenue Growth rate is converted into a cumulative revenue amount which will be computed as the sum of all revenue generated during the three-year performance period assuming the target annual growth rate. Actual performance will be calculated as the sum of the Company’s actual consolidated operating revenues during the three-year performance period in comparison to the target amount of cumulative revenue. The Committee felt that average annual revenue growth was susceptible to year-to-year distortion resulting from short-term cyclical changes in revenue growth and instead determined that using cumulative revenue growth over the entire three year period provided a better performance measure of the revenue growth that the Committee sought to encourage with the PSU awards.

“RONA” is calculated in the following manner:

Net Income

(Average*Total Assets—Average*Current Liabilities + Average*Current Portion of Long-Term Debt)

*	- These averages will be computed using the beginning and ending amounts of Total Assets, Current Liabilities, and Current Portion of Long-Term Debt for the applicable fiscal year.

For the purposes of calculating Revenue Growth and RONA, any acquisitions made by the Company and revenues, expenses or assets associated with such acquisitions are excluded in the fiscal year of the acquisition, but will be fully included during every year thereafter.

The Committee has established the following three-year average performance measures for Revenue Growth and RONA for the PSUs awarded in fiscal 2012:

	Annual Revenue Growth	RONA
Threshold	8%	8%
Target	12%	10%
Maximum	15%	14%

The Committee selected target performance measures that were within the range of the long-term target financial performance goals communicated from Lindsay to the stockholders by Mr. Parod in the 2011 Annual Report. The Committee attempted to establish maximum and threshold performance levels that would appropriately reward the Named Executive Officers for exceptional performance, while also providing them with continued motivation in the event that market factors or down periods make it impossible to meet target performance levels. Prior to fiscal 2012, if the Company failed to meet the threshold performance level for either Revenue Growth or RONA over the three-year performance period, then there would be no PSU payout at the end of the performance period, even if the other factor achieves the threshold or higher level. For fiscal 2012, the Committee removed the contingency that the threshold for both metrics must be met for any PSU payout to be earned. Accordingly, a partial PSU payout is now possible if the Company achieves at least threshold performance for one of the performance factors even if the Company does not achieve threshold performance for the other performance factor.

The Revenue Growth and RONA performance measures are weighted equally and will be independently calculated and paid if the defined threshold for such performance measure is achieved, even if the threshold for the other performance measure is not achieved. The payout for the PSUs will be determined by the actual performance measured against the performance goals for each performance measure. At the threshold level for both performance measures each PSU will convert into one-half share of stock, and this ratio increases to one share of stock if the target level is achieved for both performance measures and two shares of stock if the maximum level is achieved for both performance measures. The Committee determined that the payout ratio of 2 to 1 used at the maximum level for both performance measures was appropriate because it believed the maximum levels were aggressive goals that would be difficult to achieve. Payout factors will be linearly interpolated when actual performance results fall between the threshold, target and maximum levels.

The Committee is also entitled to adjust the conversion calculation in order to reduce (but not increase) the amount of stock awarded to take into account any unanticipated events including, but not limited to, extraordinary or nonrecurring items, changes in tax laws, changes in generally accepted accounting principles, impacts of discontinued operations and restatements of prior period financial results.

The following is an example of how the payout of PSUs would be calculated for a hypothetical executive officer who received a total award of 1,000 PSUs in fiscal 2012.

Assume that the Company achieves (i) cumulative revenue for the three-year performance period equal to the cumulative revenue that would have been generated at a target annual revenue growth rate of 12%, and (ii) three-year average RONA of 7% which falls below the threshold level. Accordingly, the executive’s 1,000 PSUs will convert into 500 shares of common stock on the vesting date of November 1, 2014, calculated as follows:

PSU Payout Calculation: 500 shares A + 0 sharesB = 500 shares

A	Revenue Growth Subcomponent: 1,000 PSUs x 50% weighting x 100% performance multiplier (target)

B	RONA Subcomponent: 1,000 PSUs x 50% weighting x 0% performance multiplier (below threshold)

In the event of a change in control of the Company, the PSUs will convert into an amount of Company common stock that is pro-rated to account for the amount of time the Named Executive Officers held the PSUs prior to the change of control transaction and will be paid out based on the probable or expected level of Revenue Growth and RONA at the time of the change in control. If any of the Company’s financial statements are restated before the payout of PSUs as the result of errors, omissions or fraud, for any fiscal year during the three-year performance period, such restated results will be used to recalculate any PSU conversions made at the expiration of the performance period.

RSU Awards. For the previously discussed reasons, the Committee determined that one third of each Named Executive Officer’s long-term incentive award should consist of RSUs. The RSUs awarded in fiscal 2012 vest according to a three-year schedule, with one-third of the RSUs vesting on November 1 of each fiscal year following the fiscal year of their award contingent upon the Named Executive Officer’s continued employment with the Company. Upon vesting, each RSU converts into a share of the Company’s common stock. Accordingly, if a Named Executive Officer received 1,200 RSUs for fiscal 2012 and remained employed with the Company, 400 of those RSUs would convert into 400 shares of common stock on November 1, 2012. Another 400 RSUs would convert into 400 shares of common stock on November 1, 2013, and then the final 400 RSUs would convert into 400 shares of common stock on November 1, 2014. All RSUs granted in fiscal 2012 will fully vest upon a change in control of the Company.

Nonqualified Stock Options. For the previously discussed reasons, the Committee determined that one third of each Named Executive Officer’s long-term incentive award should consist of nonqualified stock options. The nonqualified stock options awarded in fiscal 2012 have an option price of $58.10 (which is equal to the closing price on the New York Stock Exchange of the Company’s common stock on the grant date) and will vest ratably (one-fourth each year) on November 1 of the next four calendar years following the grant date. Vesting is contingent upon the Named Executive Officer’s continued employment with the Company. No stock option may be exercised more than 10 years from the date of grant. All stock options granted in fiscal 2012 will fully vest upon a change in control of the Company.

Award Value. In determining the number of PSUs, RSUs and stock options granted to the Named Executive Officers as part of their long term incentive compensation for fiscal 2012, the Committee first established a dollar value of the total long-term incentive awards to be awarded to each Named Executive Officer assuming they achieved target performance levels for the PSUs. With assistance from Farient’s recommendations, the Committee established total long-term incentive award amounts as follows:

Mr. Parod	$1,000,000
Mr. Raabe	$280,000
Mr. Downing	$200,000
Mr. Ruffalo	$200,000
Mr. Cotariu	$200,000

The dollar value of the total long-term incentive awards for each Named Executive Officer above is approximately at the median level indicated in the Farient competitive market data for that officer. For each Named Executive Officer, the dollar value was divided into thirds, with one third representing an RSU award, one third representing a PSU award and one third representing a stock option award.

The dollar values allocated to PSUs and RSUs were divided by the closing sale price of the Company’s common stock on the grant date ($58.10 as of October 31, 2011) to convert those dollar values into total numbers of stock units initially awarded to each Named Executive Officer. While the dollar value of PSUs was based upon a payout ratio of 1 to 1, the actual PSU payout ratio may be as low as 0 to 1 if the Company fails to meet the threshold performance level for either performance measure. Alternatively, the PSU payout ratio may be as high as 2 to 1 if the Company meets or exceeds the maximum performance level for both performance measures. The dollar values allocated to stock options were converted to a number of stock options by using the Black-Scholes option pricing formula on the grant date.

Fiscal 2010-2012 Performance. The end of fiscal 2012 marked the end of the three-year performance period for the PSUs awarded in fiscal 2010. For this performance period, the Company achieved three-year average revenue growth of 18.4% and three-year average RONA of 12.0% which equated to a cumulative payout percentage of 155.4% of target. In accordance with the terms of the PSUs earned for this performance period, Mr. Parod was issued 16,147 shares of common stock (resulting from 10,388 PSUs awarded in fiscal 2010), Mr. Downing was issued 7,095 shares of common stock (resulting from 4,565 PSUs awarded in fiscal 2010), and Mr. Ruffalo was issued 5,134 shares of common stock (resulting from 3,303 PSUs awarded in fiscal 2010). Messrs. Raabe and Cotariu were not yet with the Company when these PSUs were awarded in fiscal 2010. No payouts have yet been earned with respect to the PSUs awarded in fiscal 2011 and fiscal 2012 which have three-year performance periods ending at the end of fiscal 2013 and fiscal 2014, respectively.

Other Employee Benefits. The Company also provides certain other benefits to its Named Executive Officers in the normal course of business as appropriate to be competitive with market practice. In addition to this standard benefits package, Named Executive Officers are provided supplemental life insurance coverage. Also, during fiscal 2012, Mr. Parod received a taxable car allowance of $2,000 per month according to the terms of his employment agreement. Other benefits provided to the Named Executive Officers are generally those which are available to all employees of the Company, such as participation in Company sponsored health and dental insurance, life insurance and disability benefits. The Company and employee participants share in the cost of these programs. The Company also maintains a qualified 401(k) retirement plan to which the Company makes matching contributions corresponding to employee contributions. The Company’s Named Executive Officers are eligible to participate in each of these employee benefit plans.

Termination Payments. The Company is party to arrangements with its Named Executive Officers that provide for termination payments under several possible scenarios, including payments that are triggered by a change in control of the Company. All stock options issued to the Named Executive Officers, as well as to other employees of the Company, are subject to immediate vesting in connection with a change in control transaction.

Also, in the event of a change in control of the Company, outstanding PSUs will convert into an amount of Company common stock that is pro-rated to account for the amount of time the Named Executive Officers held the PSUs prior to the change in control transaction and will be paid out based on the probable or expected level of Revenue Growth and RONA at the time of the change in control. Any outstanding RSUs will fully vest upon a change in control.

The Company has entered into employment agreements with each Named Executive Officer which do provide for certain additional compensation to them if their employment with the Company is terminated without cause. In the case of Mr. Parod, he will be entitled to receive a lump sum payment equal to 3.2 times his annual salary if his employment is terminated without cause prior to a change in control (or a pro-rated target bonus for the portion of the fiscal year in which his termination occurs and a lump sum payment equal to three times his annual salary and target bonus if his employment is terminated without cause or if he terminates his employment for good reason within two years following a change in control). In the case of Messrs. Cotariu, Downing, Raabe and Ruffalo, each of them will be entitled to receive a lump sum payment equal to one times his annual salary if his employment is terminated without cause prior to a change in control or one times his annual salary plus target bonus if his employment is terminated without cause or if he terminates his employment for good reason within one year following a change in control. The termination provisions contained in Mr. Parod’s employment agreement were specifically negotiated between the Company and Mr. Parod at the time he joined the Company and were considered necessary in order to attract and retain him. In fiscal 2010, the Company modified the definition of separation payment under Mr. Parod’s employment agreement from two times annual salary and target bonus to 3.2 times annual salary (which is the economic equivalent of the prior arrangement) to avoid potential issues with the deductibility of annual bonus payments under Section 162(m) of the Internal Revenue Code, as amended. All termination provisions are designed to provide these executive officers with cash to provide for their living expenses in situations where their employment was not terminated voluntarily or for cause.

The following tables set forth the estimated amount of the benefits that each of the Named Executive Officers would have received under a variety of hypothetical termination and change in control scenarios. All of the information presented in the following tables is provided for illustrative purposes only.

TERMINATION SCENARIOS NOT INVOLVING A CHANGE IN CONTROL

Name	Termination of NEO’s employment agreement by the Company without Cause occurring on August 31, 2012:		Termination of NEO’s employment agreement by reason of the NEO’s death or disability occurring on August 31, 2012:
	Cash Payment ($)(1)	Accelerated Equity Awards ($)(2)	Cash Payment ($)		Death/Disability Benefit ($)(4)	Accelerated Equity Awards ($)(5)
Richard W. Parod	$1,699,200	—	$345,150	(3)	$1,400,000	$1,751,305
James C. Raabe	$300,000	—	—		$800,000	$274,331
David B. Downing	$301,500	—	—		$801,500	$631,017
Barry A. Ruffalo	$285,000	—	—		$785,000	$489,556
Steven S. Cotariu	$285,000	—	—		$785,000	$353,738

(1)

These amounts represent the payments that the Named Executive Officers (“NEOs”) would receive under their employment agreements if the Company should terminate their employment without Cause prior to a Change in Control (each as defined in the applicable employment agreement).

(2)

The NEOs’ RSU and PSU award agreements both require that an NEO must remain employed with the Company on the scheduled RSU and PSU vesting date. In this scenario, if an NEO’s employment with the Company were to terminate on August 31, 2012, then that NEO would automatically forfeit the entirety of his previously issued and outstanding RSUs and PSUs.

(3)

In the event of Mr. Parod’s death or complete disability, his employment agreement entitles his estate or him to a pro-rated target bonus for the portion of the fiscal year which he completed prior to his death or disability. The amount shown represents the amount which Mr. Parod or his estate would be entitled to receive if his employment was terminated as a result of his death or permanent disability on August 31, 2012.
(4)

These amounts represent the amount of life insurance benefits that the NEO’s designated beneficiaries would receive upon the NEO’s death under life insurance coverage provided by the Company. The amounts do not include any additional benefits which might be paid out under supplemental coverage purchased by the NEOs on their own accord through the Company. The Company also provides disability insurance for the NEOs. In the event of a complete disability, the NEOs would first receive six months of short term disability benefits through regular payroll equal to 75% of their base salary. The disabled NEOs would then receive monthly long term payments equal to 66.7% of their monthly base salary capped at $12,500 a month, continuing until they reach age 65.

(5)

These amounts represent (i) the value of PSU and RSU awards which would convert into shares of Company common stock, and (ii) the in-the-money value of unvested stock options that would vest following the termination of an NEO’s employment as a result of the NEO’s death or complete disability. These amounts do not include the value of stock options that had already vested prior to the triggering event. Following a termination as a result of death or complete disability, (i) unvested stock options will become fully vested, (ii) outstanding RSUs will automatically convert into one share of Company common stock, and (iii) outstanding PSUs will convert into an amount of Company common stock that is pro-rated to account for the amount of time the Named Executive Officers held the PSUs prior to termination by reason of death or complete disability and will be paid out based on the probable or expected level of Revenue Growth and RONA at the time of termination by reason of death or complete disability. For illustrative purposes, these amounts were calculated assuming that the Company would have achieved a “target” level performance during the period prior to the termination by death or complete disability and that it would be probable and expected following the termination for the Company to continue that “target” performance for the remainder of the PSUs award period. These amounts were calculated using the $65.36 closing price of the Company’s common stock on the assumed date of termination by reason of death or complete disability of August 31, 2012.

CHANGE IN CONTROL SCENARIOS

Scenario 1 –The Company undergoes a Change
in Control on August 31, 2012, where the
Company does not terminate the NEO’s
employment without Cause and the NEO does
not terminate his employment with Good
Reason.	Scenario 2 – The Company undergoes a
Change in Control on August 31, 2012 and on
that same date the Company either terminates
the NEO’s employment without Cause or the
NEO terminates his employment with Good
			Reason.
Name	Cash Payment ($)	Accelerated Equity Awards ($)(1)	Cash Payment ($)(2)	Accelerated Equity Awards ($)(1)
Richard W. Parod	—	$1,751,305	$2,973,600	$1,751,305
James C. Raabe	—	$274,331	$450,000	$274,331
David B. Downing	—	$631,017	$452,250	$631,017
Barry A. Ruffalo	—	$489,556	$427,500	$489,556
Steven S. Cotariu	—	$353,738	$427,500	$353,738

(1)

These amounts represent (i) the value of PSU and RSU awards which would convert into shares of Company common stock, and (ii) the in-the-money value of unvested stock options that would vest upon a Change in Control. These amounts do not include the value of stock options that had already vested prior to the triggering event. Following a Change in Control, (i) unvested stock options will become fully vested, (ii) outstanding RSUs will automatically convert into one share of Company common stock, and (iii) outstanding PSUs will convert into an amount of Company common stock that is pro-rated to account for the amount of time the Named Executive Officers held the PSUs prior to the Change in Control transaction and will be paid out based on the probable or expected level of Revenue Growth and RONA at the time of the Change in Control. For illustrative purposes, these amounts were calculated assuming that the Company would have achieved a “target” level performance during the period prior to the Change in Control and that it would be probable and expected following the Change in Control for the Company to continue that “target” performance for the remainder of the PSUs award period. These amounts were calculated using the $65.36 closing price of the Company’s common stock on the assumed Change in Control date of August 31, 2012.
(2)

These amounts represent the payments that each NEO would receive under his employment agreement if the Company should terminate his employment without Cause or if he should terminate his employment with Good Reason (each as defined in the applicable employment agreement) within one year (or two years with respect to Mr. Parod) following a Change in Control.

Tax Considerations. Section 162(m) of the Internal Revenue Code of 1986 imposes an annual, individual limit of $1 million on the deductibility of the Company’s compensation payments to the chief executive officer and to the three most highly compensated executive officers (other than the principal financial officer). Specified compensation is excluded for this purpose, including performance-based compensation, provided that certain conditions are satisfied. The Committee has attempted to preserve, to the extent practicable, the deductibility of all compensation payments to the Company’s executive officers. For fiscal 2012, all compensation paid to covered employees is expected to be deductible under Section 162(m).

Report of the Compensation Committee

On Executive Compensation

The Company’s Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on the Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

William F. Welsh II, Chairman

Michael N. Christodolou

J. David McIntosh

Michael D. Walter

Executive Compensation

The following table sets forth information regarding all forms of compensation earned by the Company’s Named Executive Officers during the last three fiscal years.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)		Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All other Compensation ($)		Total ($)
Richard W. Parod	2012	532,439	—	655,051	(1)	333,337	335,831	36,362	(5)	1,893,020
President and Chief Executive Officer	2011	511,827	—	505,759	(1)	—	429,139	36,214		1,482,939
	2010	496,885	—	486,900	(1)	—	423,840	21,210		1,428,835

James C. Raabe	2012	302,308	—	183,373	(1)	93,314	148,425	6,476	(6)	733,896
Vice President and Chief Financial Officer(10)	2011	51,923	—	147,386	(2)	—	43,578	—		242,887

David B. Downing	2012	303,819	—	130,964	(1)	66,649	143,665	9,766	(7)	654,863
President—International Operations	2011	299,702	—	222,022	(1)	—	149,717	8,217		679,568
	2010	291,788	—	213,954	(1)	—	181,729	11,882		699,353

Barry A. Ruffalo	2012	285,538	—	130,964	(1)	66,649	151,620	9,551	(8)	644,322
President—Irrigation	2011	272,885	—	161,969	(1)	—	169,067	7,210		611,131
	2010	263,269	—	154,798	(1)	—	168,703	10,130		596,900

Steven S. Cotariu	2012	285,538	—	130,964	(1)	66,649	98,040	9,727	(9)	590,918
President—Infrastructure(11)	2011	258,077	—	356,815	(1)	—	131,682	10,546		757,120

(1)

These awards consist of both restricted stock units and performance stock units granted under the Company’s 2010 Long-Term Incentive Plan. The restricted stock units vest 33 1/3% per year over three years and the performance stock units cliff vest on November 1 following the end of their three-year performance period. The amount shown reflects the aggregate grant date fair value computed in accordance with ASC 718, Stock Compensation, assuming a payout at target for equity incentive plan awards. Assuming the maximum level of performance was achieved for the performance stock units awarded in fiscal 2012, the grant date fair value of these awards would have been: Mr. Parod, $982,576; Mr. Raabe, $275,060 Mr. Downing, $196,447; Mr. Ruffalo, $196,447; and Mr. Cotariu, $196,447.

(2)

This award consists entirely of restricted stock units granted under the Company’s 2010 Long-Term Incentive Plan. These restricted stock units vest 33 1/3% per year over three years on November 1 of each year following the date of grant. The amount shown equals the grant date fair value of the Company’s common stock multiplied by the actual number of restricted stock units awarded.

(3)

These awards consist of stock option awards granted under the Company’s 2010 Long-Term Incentive Plan. The stock options vest 25% per year over four years on November 1 of each year following the date of grant. The amounts shown reflect the grant date fair value as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC 718”), Stock Compensation. The assumptions used to calculate the grant date fair value of stock option awards are included in Note P to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2012.

(4)	These amounts represent annual cash incentive awards received under the Company’s Management Incentive Plan for each fiscal year.
(5)

Consists of $5,192 in matching contributions to the Company’s defined contribution profit-sharing and 401(k) plan for fiscal year 2012, $7,170 in premiums for supplemental life insurance for fiscal 2012 and $24,000 representing a $2,000 monthly car allowance.

(6)

Consists of $5,216 in matching contributions to the Company’s defined contribution profit-sharing and 401(k) plan for fiscal year 2012 and $1,260 in premiums for supplemental life insurance for fiscal 2012.

(7)

Consists of $8,601 in matching contributions to the Company’s defined contribution profit-sharing and 401(k) plan for fiscal year 2012 and $1,165 in premiums for supplemental life insurance for fiscal 2012.

(8)

Consists of $8,776 in matching contributions to the Company’s defined contribution profit-sharing and 401(k) plan for fiscal year 2012 and $775 in premiums for supplemental life insurance for fiscal 2012.

(9)

Consists of $8,777 in matching contributions to the Company’s defined contribution profit-sharing and 401(k) plan for fiscal year 2012 and $950 in premiums for supplemental life insurance for fiscal 2012.

(10)

Mr. Raabe joined the Company in June of 2011. As a result he does not have any compensation to report for fiscal 2010 and his compensation for fiscal 2011 reflects only three months of salary and the Restricted Stock Units awarded to Mr. Raabe as sign-on inducement.

(11)	Mr. Cotariu joined the Company in September of 2010. As a result, he does not have any compensation to report for fiscal 2010.

The following table sets forth information concerning each grant of an award made to the Company’s Named Executive Officers during the last completed fiscal year under the Company’s 2010 Long-Term Incentive Plan and Management Incentive Plan for fiscal 2012.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Approval Date	Number of Non- Equity Incentive Plan Units Granted (#)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Under- lying Options(4) (#)	Exercise or Base Price of Option Awards ($/Sh)(5)	Grant date fair value of stock and option awards ($)(6)
				Thres- hold ($)	Target ($)	Maxi- mum ($)	Thres- hold (#)	Target (#)	Maxi- mum (#)
Richard W. Parod	9/18/2011		—	70,092	318,600	637,200
	10/31/2011	10/28/2011					2,869	5,737	11,474	5,737	10,738	$58.10	988,387

James C. Raabe	9/18/2011		—	29,700	135,000	270,000
	10/31/2011	10/28/2011					803	1,606	3,212	1,606	3,006	$58.10	276,687

David B. Downing	9/18/2011		—	29,849	135,675	271,350
	10/31/2011	10/28/2011					574	1,147	2,294	1,147	2,147	$58.10	197,613

Barry A. Ruffalo	9/18/2011		—	28,215	128,250	256,500
	10/31/2011	10/28/2011					574	1,147	2,294	1,147	2,147	$58.10	197,613

Steven S. Cotariu	9/18/2011		—	28,215	128,250	256,500
	10/31/2011	10/28/2011					574	1,147	2,294	1,147	2,147	$58.10	197,613

(1)

Amounts reflect grants made under the Management Incentive Plan for fiscal 2012 (the 2012 MIP is discussed in our “Compensation Discussion and Analysis” section). Actual payouts earned under the program for fiscal 2012 were above target, and can be found in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)

These awards consist of performance stock units (PSUs) granted in fiscal 2012 under the Company’s 2010 Long-Term Incentive Plan for the fiscal 2012 to fiscal 2014 performance period. The amounts shown equal the aggregate number of shares of common stock into which the PSUs will convert if certain threshold, target and maximum performance objectives are met.

(3)

These awards consist of restricted stock units (RSUs) granted in fiscal 2012 under the Company’s 2010 Long-Term Incentive Plan. The amounts shown equal the aggregate number of shares of common stock into which the restricted stock units will convert if the grantee maintains his employment with the Company for the entire vesting period. These RSUs vest according to a three-year schedule, with one-third of the RSUs vesting on November 1 of each fiscal year following the fiscal year of the award.

(4)

These awards consist of stock options granted in fiscal 2012 under the Company’s 2010 Long-Term Incentive Plan. The amounts shown equal the aggregate number of shares of common stock into which the stock options will convert if the grantee maintains his employment with the Company for the entire vesting period. These options vest according to a four-year schedule, with one-fourth of the options vesting on November 1 of each fiscal year following the fiscal year of the award.

(5)	The exercise price is the closing price of the Company’s common stock on October 31, 2011, the date of grant.
(6)

Amounts are computed in accordance with ASC 718, Stock Compensation. Performance stock units are valued assuming a payout at target. The assumptions used to calculate the grant date fair value of stock option awards are included in Note P to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2012.

The following table sets forth information concerning unexercised options, stock that has not vested and equity incentive plan awards for each of the Company’s Named Executive Officers that were outstanding as of the end of the last completed fiscal year.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Been Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)		($)(3)	(#)		($)(3)
Richard W. Parod	22,500	—	—	24.29	8/15/2015
	22,500	—	—	19.33	11/8/2015
		10,738	—	58.10	10/31/2021
						9,045	(1)	$591,181
									22,510	(2)	$1,471,254

James C. Raabe	—	—	—	—	—
		3,006	—	58.10	10/31/2021
						3,328	(1)	$217,518
									1,606	(2)	$104,968

David B. Downing	—	—	—	—	—
		2,147	—	58.10	10/31/2021
						2,600	(1)	$169,936
									8,515	(2)	$556,540

Barry A. Ruffalo	—	—	—	—	—
		2,147	—	58.10	10/31/2021
						2,203	(1)	$143,988
									6,495	(2)	$424,513

Steve S. Cotariu	—	—	—	—	—
		2,147	—	58.10	10/31/2021
						3,428	(1)	$224,054
									3,192	(2)	$208,629

(1)

These awards consist of restricted stock units granted under the Company’s 2006 and 2010 Long-Term Incentive Plans. These restricted stock units vest 33 1/3% per year, ratably vesting on each November 1 following the end of the fiscal year of their respective grant date.

(2)

These awards consist of performance stock units granted under the Company’s 2006 and 2010 Long-Term Incentive Plans. These performance stock units cliff vest on November 1 following the end of their respective three-year performance period. Each performance stock unit converts into one share of common stock if target levels of performance are achieved, but may ultimately convert into a larger or smaller amount of stock depending upon actual performance achieved over the relevant three-year performance period.

(3)	The market value of unearned shares is calculated using $65.36 per share, which is the closing market price of the Company’s common stock on the NYSE on the last day of fiscal 2012.

The following table sets forth information concerning exercised options and vesting of stock awards for each of the Company’s Named Executive Officers as of the end of the last completed fiscal year.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Richard W. Parod	—	—	3,534	(1)	$196,667
James C. Raabe	—	—	861	(1)	$47,915
David B. Downing	—	—	1,431	(1)	$79,635
Barry A. Ruffalo	—	—	1,089	(1)	$60,603
Steven S. Cotariu	—	—	1,988	(1)	$110,632

(1)

These awards consist of the portion of restricted stock units granted during fiscal 2009, 2010 and 2011 that vested and converted into shares of common stock during fiscal 2012. The value realized upon vesting was calculated by multiplying the number of vesting restricted stock units by the $55.65 closing price of the Company’s common stock on November 1, 2011.

Pension Benefits

The Company does not provide for any defined benefit and actuarial pension plans for its Named Executive Officers. Accordingly no tabular disclosure is being provided under this heading.

Nonqualified Deferred Compensation

The Company does not provide for any deferred compensation arrangements for its Named Executive Officers. Accordingly no tabular disclosure is being provided under this heading.

Compensation of Directors

In addition to the regular compensation reviews that the Committee conducts for the executive officer compensation program (as discussed in the Compensation Discussion and Analysis), the Committee also evaluates the Company’s compensation program for its Board of Directors approximately every two years. In March of 2011, the Committee retained Farient to compare the compensation paid to the Company’s directors with compensation paid to directors of similar companies. After Farient completed this review, the Company chose to increase the annual retainers, annual RSU grants and meeting attendance fees paid to directors for fiscal 2012 and future years in order to match the market compensation paid to directors of similar companies.

For fiscal 2012, Directors who were not employees of the Company received annual retainers of $35,000, plus $1,400 per day for attending meetings (including teleconference meetings of four hours or more) of the Board of Directors and $1,000 per day for other teleconference meetings of the Board of Directors of less than four hours or for attending any separate meetings of committees of the Board of Directors.

In addition, for fiscal 2012, the Chairman of the Board of Directors received $35,000 for serving in that capacity, the Chairman of the Audit Committee received $10,000 for serving as such Chairman and the Chairman of the Compensation Committee received $8,000 for serving as such Chairman. Directors are reimbursed for expenses they incur in attending meetings and are reimbursed for attending continuing education programs up to $5,000 per year or as otherwise approved by the Chairman of the Board of Directors.

Additionally, for fiscal 2012, each non-employee director received an annual grant of restricted stock units with an award value of $55,000 with the award being made on the date of the Annual Meeting. The number of restricted stock units to be awarded is based on the closing price of the Company’s common stock on the grant date, and the restricted stock units are payable in shares of common stock under the 2010 Long-Term Incentive Plan. Accordingly on January 30, 2012, each of Messrs. Buffett, Christodolou, Jagodinski, McIntosh, Nahl, Walter and Welsh received an award of 889 restricted stock units. The restricted stock units vested on November 1, 2012.

For fiscal 2012, new directors who are not employees of the Company would have received a one-time grant of restricted stock units with an award value equal to the prorated amount of the last annual grant of restricted stock units based on the amount of time the new director will serve on the Board of Directors until the next annual meeting of stockholders, with the grant being made on the date of their first regular Board meeting as a director. The number of units awarded would equal the prorated amount divided by the closing stock price on the date of grant. These restricted stock units vest on the earlier of November 1 following the date of grant or the date of the next annual meeting of stockholders.

The following table sets forth the compensation paid to the Company’s directors in fiscal 2012. Mr. Parod also serves as a director, but his compensation is discussed within the various tables included within the Compensation Discussion and Analysis contained within this Proxy Statement.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Howard G. Buffett	43,400	55,000	(1)	—	—	—	—	98,400
Michael N. Christodolou	90,400	55,000	(1)	—	—	—	—	145,400
W. Thomas Jagodinski	62,400	55,000	(1)	—	—	—	—	117,400
J. David McIntosh	48,400	55,000	(1)	—	—	—	—	103,400
Michael C. Nahl	52,400	55,000	(1)	—	—	—	—	107,400
Michael D. Walter	53,400	55,000	(1)	—	—	—	—	108,400
William F. Welsh II	63,400	55,000	(1))	—	—	—	—	118,400

(1)	These awards consist of restricted stock units granted in fiscal 2012 under the Company’s 2010 Plan. These restricted stock units vested on November 1, 2012.

Compensation Committee Interlocks

and Insider Participation

During fiscal 2012, there were no compensation committee interlocks and no insider participation in compensation decisions that were required to be reported under the rules and regulations of the Securities Exchange Act of 1934, as amended.

Report of the Audit Committee

The following report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall this report be incorporated by reference into any filing made by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Audit Committee is comprised of W. Thomas Jagodinski (as Chairman), Michael N. Christodolou, Michael C. Nahl, Michael D. Walter and William F. Welsh II, each of whom is an independent director of the Company under the rules adopted by Securities and Exchange Commission and the New York Stock Exchange.

The Company’s management is responsible for the preparation of the Company’s financial statements and for maintaining an adequate system of internal controls and processes for that purpose. KPMG LLP (“KPMG”) acts as the Company’s independent registered public accounting firm and they are responsible for conducting an independent audit of the Company’s annual financial statements and effectiveness of internal control over financial reporting in accordance with generally accepted auditing standards and issuing reports on the results of their audits. The Audit Committee is responsible for providing independent, objective oversight of both of these processes.

The Audit Committee has reviewed and discussed the audited financial statements for the year ended August 31, 2012 with management of the Company and with representatives of KPMG. Our discussions with KPMG also included the matters required by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the Audit Committee reviewed the independence of KPMG. We have discussed KPMG’s independence with them and have received written disclosures and a letter from KPMG regarding their independence as required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence.

Based on the reviews and discussions described above, the Audit Committee has recommended to the full Board of Directors that the audited financial statements of the Company for the year ended August 31, 2012 be included in the Company’s Annual Report on Form 10-K to be filed with the Securities and Exchange Commission.

W. Thomas Jagodinski, Chairman

Michael N. Christodolou

Michael C. Nahl

Michael D. Walter

William F. Welsh II

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP, the Company’s independent registered public accounting firm since 2001, has been appointed by the Audit Committee as the independent registered public accounting firm for the Company and its subsidiaries for the fiscal year ending August 31, 2013. This appointment is being presented to the stockholders for ratification. The ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote. Abstentions will have the same effect as a vote against ratification. Broker non-votes will not be considered shares entitled to vote with respect to ratification of the appointment and will not be counted as votes for or against the ratification.

If stockholders fail to ratify the appointment of KPMG LLP as our independent registered public accounting firm, the Audit Committee will reconsider whether to retain KPMG LLP, but may ultimately decide to retain them. Any decision to retain KPMG LLP or another independent registered public accounting firm will be made by the Audit Committee and will not be resubmitted to stockholders. In addition, even if stockholders ratify the appointment of KPMG LLP, the Audit Committee retains the right to appoint a different independent registered public accounting firm for fiscal 2013 if it determines that it would be in the Company’s best interests.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING AUGUST 31, 2013.

Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be provided an opportunity to make a statement and to respond to appropriate inquiries from stockholders.

Accounting Fees and Services

The following table sets forth the aggregate fees for professional services rendered by KPMG for each of the last two fiscal years:

Category of Fee	Fiscal 2012	Fiscal 2011
Audit Fees (1)	$927,602	$976,312
Audit-Related Fees (2)	$19,706	$30,750
Tax Fees (3)	$152,285	$90,031
All Other Fees (4)	$14,458	$13,022

Total Fees	$1,114,095	$1,110,115

(1)	Audit fees consist of the audit of the Company’s 2012 and 2011 annual financial statements and review of the Company’s quarterly financial statements during 2012 and 2011.
(2)	Audit-related fees were for audits of the Company’s employee benefit plan.
(3)	Tax fees were for tax consultation and tax compliance services.
(4)	All other fees were for corporate compliance services at an international subsidiary location.

As provided in its Charter, the Audit Committee must pre-approve all services provided to the Company by its independent auditors. The Audit Committee approved all services provided by KPMG LLP to the Company in fiscal 2012 and determined that the services listed above did not adversely affect KPMG LLP’s independence in providing audit services.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) added Section 14A to the Securities Exchange Act of 1934 which requires, among other things, that companies with publicly-traded securities, such as Lindsay, take a separate non-binding vote at their annual meeting of stockholders to consider a resolution to approve the compensation of their named executive officers as disclosed in the proxy statement for the annual meeting in accordance with SEC regulations. To that end, the Board of Directors has submitted the following resolution to be voted on by our stockholders at the Annual Meeting:

“The stockholders of Lindsay Corporation hereby approve the compensation of the Company’s Named Executive Officers as described in the definitive Proxy Statement relating to the Company’s 2013 Annual Meeting of Stockholders, including the sections thereof entitled Executive Compensation and Compensation Discussion and Analysis.”

As described in the Compensation Discussion and Analysis, the overall goal of the Company’s compensation policy is to maximize stockholder value by attracting, retaining and motivating the executive officers that are critical to its long-term success. It is also the belief of our Board of Directors that executive compensation should be designed to promote both the short-term and long-term economic goals of the Company and, accordingly, an important component of our executive compensation philosophy is to closely align the financial interests of the Company’s executive officers with those of the Company’s stockholders. The Board and Compensation Committee have a strong focus on paying for performance, with targeted incentive compensation for our Named Executive Officers being over half of their total target compensation. Stockholders are encouraged to carefully review the “COMPENSATION DISCUSSION AND ANALYSIS” and “EXECUTIVE COMPENSATION” sections of this Proxy Statement for a detailed discussion of our executive compensation program.

The vote on the compensation of the Company’s Named Executive Officers is non-binding and does not require the Company to make any specific changes to the compensation of its Named Executive Officers or take any other action if the resolution is not approved by our stockholders. However, our Board of Directors values and encourages constructive input from our stockholders regarding the Company’s compensation philosophy, policies and practices and believes that stockholder feedback on executive compensation provided by this non-binding vote can provide our Board and Compensation Committee with useful information on investor sentiment about these important matters. Our Board of Directors and Compensation Committee will review the voting results and, to the extent there is a negative vote on this proposal, our Board of Directors expects to consider a number of steps, including consulting with significant stockholders to better understand the concerns that influenced the vote. Our Board and Compensation Committee intend to consider all constructive feedback obtained through this “say-on-pay” process in making future decisions regarding the compensation of the Company’s Named Executive Officers.

The Company’s stockholders approved the “say on pay” resolution presented at the Company’s 2012 Annual Meeting of Stockholders by a vote of more than 99% of the votes cast on the proposal. The Compensation Committee believes the results of the 2012 “say on pay” vote were a confirmation that the stockholders were in general agreement with the Committee’s compensation philosophy.

The proposal to approve the resolution regarding the compensation of the Named Executive Officers will be deemed to be approved if a greater number of shares of voting stock represented at the Annual Meeting are voted in favor of the resolution than are voted against the resolution. Consequently, abstentions and broker non-votes will have no effect on the outcome of the vote on this resolution.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RESOLUTION TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

SUBMISSION OF STOCKHOLDER PROPOSALS

Stockholder proposals submitted for presentation at the Annual Meeting must be received by the Secretary of the Company at its home office no later than December 31, 2012. Stockholder proposals submitted for presentation at the Annual Meeting received after that date will be considered untimely. Such proposals must set forth (i) a brief description of the business desired to be brought before the Annual Meeting and the reason for conducting such business at the Annual Meeting, (ii) the name and address of the stockholder proposing such business, (iii) the number of shares of the Company’s common stock beneficially owned by such stockholder and (iv) any material interest of such stockholder in such business. Nominations for directors may be submitted by stockholders by delivery of such nominations in writing to the Secretary of the Company by December 31, 2012. Only stockholders of record as of December 3, 2012 are entitled to bring business before the Annual Meeting or make nominations for directors.

In order to be included in the Company’s Proxy Statement and form of proxy relating to its 2014 Annual Meeting, stockholder proposals must be submitted by August 21, 2013 to the Secretary of the Company at its principal executive offices. The inclusion of any such proposal in such proxy material shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended.

OTHER MATTERS

Management does not intend to bring before the Annual Meeting any matters other than those disclosed in the Notice of Annual Meeting of Stockholders, and it does not know of any business which persons, other than management, intend to present at the Annual Meeting. The proxy for the Annual Meeting confers discretionary authority on the Board of Directors to vote on any matter properly presented for consideration at the Annual Meeting if the Company did not receive written notice of the matter on or before November 8, 2012.

The Company will bear the cost of soliciting proxies. To the extent necessary, proxies may be solicited by directors, officers and employees of the Company in person, by telephone or through other forms of communication, but such persons will not receive any additional compensation for such solicitation. In addition, the Company will supply banks, brokers, dealers and other custodians, nominees and fiduciaries with proxy materials to enable them to send a copy of such materials by mail to each beneficial owner of shares of the Company’s common stock which they hold of record and will, upon request, reimburse them for their reasonable expenses in so doing.

Stockholders and other interested parties may communicate with the Chairman of the Board of Directors, the Chairman of the Audit, Compensation or Corporate Governance and Nominating Committee, or any individual director by sending a letter to the attention of the appropriate person (which may be marked as confidential) addressed to the Secretary of the Company. All communications received by the Secretary will be forwarded to the appropriate Board member. In addition, it is the policy of the Board of Directors that the Company’s directors shall attend, and will generally be available to discuss stockholder concerns at, the Annual Meeting of Stockholders, whenever possible. All Board members attended last year’s Annual Meeting.

The Company’s Annual Report, including the Form 10-K and financial statements filed by the Company with the Securities and Exchange Commission, is being made available, together with this Proxy Statement, to all stockholders entitled to vote at the Annual Meeting. However, the Annual Report is not to be considered part of this proxy solicitation material.

By Order of the Board of Directors

/s/ ERIC R. ARNESON
Eric R. Arneson, Secretary

Omaha, Nebraska
December 17, 2012

Shareowner Services P.O. Box 64945
St. Paul, MN 55164-0945	COMPANY #

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/lnn Use the Internet to vote your proxy until 12:00 p.m. (CT) on January 25, 2013.

PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on January 25, 2013.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1. Election of directors for term to expire in 2016:	01 Howard G. Buffett 02 Michael C. Nahl	03 William F. Welsh II	☐	Vote FOR all nominees (except as marked)	☐ Vote WITHHELD from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, mark the “FOR” box above and write the number(s) of the nominee(s) for whom you are withholding your vote in the box provided to the right.)

2. Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2013.			☐ For ☐ Against ☐ Abstain

3. Non-binding vote on resolution to approve the compensation of the Company’s named executive officers.			☐ For ☐ Against ☐ Abstain

4. To vote, in its discretion, upon any other business that may properly come before the Annual Meeting or any adjournment thereof which management did not have written notice of on November 8, 2012.

THIS PROXY WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF THE BOARD OF DIRECTORS’ NOMINEES FOR DIRECTOR, FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND FOR APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

Address Change? Mark box, sign, and indicate changes below: ☐				Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

LINDSAY CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

Monday, January 28, 2013

8:30 a.m. CST

Corporate Headquarters

2222 North 111th Street

Omaha, Nebraska

Lindsay Corporation 2222 North 111th Street Omaha, Nebraska	proxy

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF LINDSAY CORPORATION FOR USE ONLY AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JANUARY 28, 2013 AND AT ANY ADJOURNMENT THEREOF.

The undersigned hereby authorizes the Board of Directors of Lindsay Corporation (the “Company”), or any successors in their respective positions, as proxy, with full powers of substitution, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Company’s corporate office, 2222 North 111th Street, Omaha, Nebraska, on Monday, January 28, 2013, at 8:30 a.m., Central Standard Time, and at any adjournment of said meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, in accordance with the instructions below and on the reverse hereof.

This proxy is revocable and the undersigned may revoke it at any time prior to the Annual Meeting by giving written notice of such revocation to the Secretary of the Company. Should the undersigned be present and want to vote in person at the Annual Meeting or at any adjournment thereof, the undersigned may revoke this proxy by giving written notice of such revocation to the Secretary of the Company on a form provided at the meeting. The undersigned hereby acknowledges receipt of or access to the Proxy Statement for the Annual Meeting and the Company’s 2012 Annual Report to Stockholders prior to the signing of this proxy.

See reverse for voting instructions.